UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 3, 2007
BELO CORP.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8598 (Commission File Number)	75-0135890 (I.R.S. Employer Identification No.)
P.O. Box 655237, Dallas, Texas 75265-5237
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 977-6606
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
Belo Corp. is required to assess goodwill impairment annually at the reporting unit level using the methodology prescribed by Statement of Financial Accounting Standards (SFAS), 142 “Goodwill and Other Intangible Assets.” The goodwill impairment test initially consists of the comparison of the implied fair value of a reporting unit with its carrying value. For Belo Corp., a reporting unit consists of the newspaper or television operations in each individual market. The Company is currently in the process of performing its annual goodwill impairment testing. In connection with this process, on December 3, 2007, management’s preliminary estimates of the implied fair values of three of the Company’s reporting units (The Providence Journal in Providence, Rhode Island, the Press-Enterprise in Riverside, California, and WHAS-TV in Louisville, Kentucky) are less than their respective carrying values. The aggregate goodwill balance of these reporting units is approximately $470 million. As a result, the Company will be required to calculate the implied fair value of the goodwill of these reporting units by deducting the fair value of all of the individual assets and liabilities of the reporting units from the respective fair values of the reporting units. To the extent the calculated implied fair value of the goodwill is less than the recorded goodwill, an impairment charge will be recorded for the difference. The Company expects to complete the annual goodwill impairment testing in connection with the issuance of its financial statements for the year ending December 31, 2007. As the Company has not yet completed this process, it is currently unable to provide an estimate of the amount of any impairment charge that will be included in the Company’s results of operations for the year ending December 31, 2007, but based on the preliminary estimates of the fair values of the reporting units, the amount of such charge is expected to be significant from a reported U.S. generally accepted accounting principles earnings perspective. However, any such impairment charge would not result in future cash expenditures, affect the Company’s liquidity, cash flows from operating activities, or debt covenants, or have any effect on future operations.
A copy of the press release disclosing this impairment and other matters is furnished herewith and attached as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1 Press Release dated December 4, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: December 5, 2007

BELO CORP.
By:	/s/ Russell F. Coleman
Russell F. Coleman
Vice President/General Counsel